UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 21, 2013

EOS PETRO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-53246	98-0550353
(Commission File Number)	(IRS Employer Identification No.)

1999 Avenue of the Stars, Suite 2520
Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 552-1555
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 21, 2013, Eos Petro, Inc. (the “Company”) entered into an Amended and Restated Cook Inlet Participation Agreement (the “PA”) with Buccaneer Alaska, LLC (“Buccaneer”) and Buccaneer Alaska Operations, LLC (“Buccaneer Operations”), with respect to the farm-out of certain Alaskan-based projects.

Pursuant to the PA, the Company will have the right to earn a 50% working interest in the following projects (as further identified in the PA, which is attached to this Report as Exhibit 10.1), which projects are either 100% owned by Buccaneer, or to which Buccaneer has the right to earn 100% of the working interest:

(i) the Southern Cross Unit;

(ii) the Northwest Cook Inlet Unit;

(iii) the West Eagle Unit; and

(iv) the North Cook Inlet Unit.

Under the PA, Eos and Buccaneer have agreed to drill, log, plug, abandon or complete, as applicable, no fewer than two wells on the Southern Cross Unit (with operations commencing on the first well by no later than September 15, 2013), the North Cook Inlet Unit (with operations commencing on the first well by no later than December 31, 2014), and the West Eagle Unit (with operations commencing on the first well by no later than October 1, 2013). Further, the Company has the exclusive right and option to fund the drilling, and earn into the working interest, of two wells on the Northwest Cook Inlet Unit, which Buccaneer has had the option to elect to pursue, and which election has a tentative deadline, which may change, of March 31, 2014. In each such case, the Company will fund 100% of the costs relating to such wells, in exchange for the assignment by Buccaneer of a 50.0% working interest in the projects. Once the first two wells on a specified unit have been drilled and plugged and abandoned or completed, as applicable, thereafter the Company and Buccaneer shall each pay 50% of all costs and expenses chargeable to the joint account or otherwise attributable to all further operations conduction in connection with such wells.

Unless otherwise agreed by Buccaneer, all the offshore wells will be drilled using the Endeavour offshore jack-up rig, and all the onshore wells by the Glacier onshore rig. Buccaneer currently has both of these rigs under long-term contract. Buccaneer Operations will act as the operator for all such projects pursuant to an operating agreement mutually satisfactory to the Company and Buccaneer.

The North Cook Inlet Unit is subject to a North Cook Inlet Deep Farmout Agreement (“Farmout Agreement”), dated April 15, 2013 among ConocoPhillips Alaska, Inc., ConocoPhillips Company and Buccaneer. The terms and conditions of the PA, as applicable to the North Cook Inlet Unit, are specifically made subject to the terms of the Farmout Agreement, and the Company agreed to assume all of the terms and conditions of the Farmout Agreement, to the extent such terms and conditions affect any working interest in the North Cook Inlet Unit.

Furthermore, the Company and Buccaneer designated an area of mutual interest (the “AMI,” a copy of which is attached as Exhibit D to the PA), pursuant to which the Company and Buccaneer shall each have a right to participate in the exploration for, development and production of oil pursuant to additional non-producing oil and gas leases, which leases may be acquired by either party. If either the Company or Buccaneer acquires any oil lease or other interest within the AMI during the term of the AMI, the other party has the option to elect in writing to purchase a proportionate share of such acquisition. The AMI remains in effect until the leases thereunder have been abandoned or the parties have otherwise agreed to terminate the AMI. Notwithstanding the foregoing, the Company also has an exclusive right and option to pay 100% of the costs associated with at least one other offshore prospect identified or acquired by Buccaneer, in order to earn 50% of Buccaneer’s working interest in such prospect, but this right and option applies only to new non-producing acquisitions or mutually agreed acquisitions within the AMI.

Item 7.01 REGULATION FD DISCLOSURE

On August 22, 2013, the Company issued a press release, which is attached hereto as Exhibit 99.1.

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The press release attached hereto is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.  By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit	Description

10.1	Amended and Restated Cook Inlet Participation Agreement

99.1	Press Release dated August 22, 2013 issued by Eos Petro, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 27, 2013

EOS PETRO, INC.

By:	/s/ Nikolas Konstant
Nikolas Konstant

Chairman of the Board and Chief Financial Officer

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